Exhibit 99.1

March 13, 2017

Important Notice Regarding Tender Offer by a Third Party

Dear Benefit Street Partners Realty Trust, Inc. Stockholder:

In the near future you may receive correspondence from MacKenzie Capital Management LP (the “Bidder”) relating to an offer to purchase your shares of common stock of Benefit Street Partners Realty Trust, Inc. (the “Company”). The Bidder’s offer price is $12.05 per share. The Company’s Board of Directors, including all of its independent directors, recommend you not sell your shares to the Bidder at that price, which is substantially below the estimated net asset value per share of $20.05 recently approved by the Board.

To decline the Bidder’s offer, simply ignore it. You do not need to respond or take any other action.

To arrive at its recommendation against selling your shares to the Bidder, the Board considered the following:

•	On November 10, 2016, the Board unanimously approved and established an estimated net asset value (“NAV”) per share of the Company’s common stock of $20.05, based on the estimated value of the Company’s assets less the Company’s liabilities as of September 30, 2016. The estimate was based on the asset valuations of Duff & Phelps, LLC, an independent third-party real estate advisory firm, and was designed to comply with recognized industry valuation standards. For a full description of the methodologies and assumptions used in the Company’s valuation, see the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2016.

•	The Company currently offers a share repurchase program which, subject to certain restrictions described in our SEC filings, enables stockholders to sell their shares to the Company at a price equal to 92.5%-100% (depending on holding period) of the $20.05 estimated NAV per share. The Company currently repurchases shares pursuant to this plan every six months. In January 2017, the Company paid an average of $19.23 for the 473,806 shares it repurchased from stockholders pursuant to this plan.

•	The Company believes that the Bidder is offering to purchase your shares at a significant discount to their fair value in order to make a significant profit. The offer price represents a 40% discount to our most recent estimated NAV per share.

Please be aware that the Bidder is in no way affiliated with the Company or our external advisor, Benefit Street Partners, L.L.C.

We urge you to consult your financial advisor and exercise caution with respect to this offer.

If you have any questions related to the offer, please contact your financial advisor or our Investor Relations Department at (844)-785-4393.

We thank you for your investment in the Company.

Sincerely,

/s/ Richard Byrne

Richard Byrne

Chairman of the Board,

Chief Executive Officer and Director